 Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Rick Moberg

Aware, Inc.
781-276-4000

Aware, Inc. Reports Second Quarter 2015

Financial Results

BEDFORD, MASS. – July 23, 2015 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its second quarter ended June 30, 2015.

Revenue for the second quarter of 2015 was $4.5 million, a decrease of 33% compared to $6.8 million in the same quarter last year. Net income in the second quarter of 2015 was $0.3 million, or $0.01 per diluted share, which compared to $0.9 million, or $0.04 per diluted share, in the same period a year ago.

Lower revenue and net income in the second quarter of this year versus last year were primarily due to $2.0 million less hardware revenue and lower services revenue from a large U.S. government services project that is coming to an end. Revenue from software licenses and software maintenance increased 10% over the second quarter of last year.

For the six months ended June 30, 2015, revenue decreased 36% to $8.6 million, compared to $13.4 million in the same period a year ago. Net income for the six months ended June 30, 2015 was $0.6 million, or $0.03 per diluted share, which compared to net income of $1.7 million, or $0.08 per diluted share, in the same period a year ago.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432 Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports Second Quarter 2015 Financial Results	Page 2

Lower revenue and net income in the first six months of 2015 versus the same period last year were primarily due to $4.7 million less hardware revenue, lower DSL royalties, and lower services revenue from the U.S. government project mentioned above. Revenue from software licenses and software maintenance increased 8% over the six month period last year.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said “Quarterly revenue and earnings fluctuate based on project wins and the timing of delivery of licenses and services for those projects. Financial results this quarter are a reflection of these fluctuations. Moreover, we are moving through a transition in which we are working on lessening our dependence on government markets by moving into new commercial markets. Commercial biometrics markets represent a potential area of growth for us, but it is too early to predict whether we will be successful in these markets. We are optimistic they could develop into meaningful sources of revenue.”

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) hardware revenue is likely to decline in future periods; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) our intellectual property is subject to limited protection; xi) we may be sued by third parties for alleged infringement of their proprietary rights; xii) we must attract and retain key personnel; xiii) we rely on single sources of supply for certain components used in our hardware products; xiv) our business may be affected by government regulations and adverse economic conditions; xv) we may make acquisitions that could adversely affect our results, and xvi) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2014 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Second Quarter 2015 Financial Results	Page 3

AWARE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Software licenses	$2,272	$2,065	$3,921	$3,682
Software maintenance	1,278	1,152	2,431	2,197
Services	855	1,338	2,075	2,346
Hardware	-	2,048	-	4,681
Royalties	105	164	206	478
Total revenue	4,510	6,767	8,633	13,384

Costs and expenses:
Cost of hardware	-	1,411	-	3,313
Cost of services	569	618	1,116	1,082
Research and development	1,439	1,400	2,874	2,679
Selling and marketing	1,064	981	2,036	1,839
General and administrative	961	975	1,746	1,779
Total costs and expenses	4,033	5,385	7,772	10,692

Operating income	477	1,382	861	2,692
Other income/(expense)	-	(59)	12	(59)
Interest income	33	52	74	139
Income before provision for income taxes	510	1,375	947	2,772
Provision for income taxes	191	510	356	1,026
Net income	$319	$865	$591	$1,746

Net income per share – basic	$0.01	$0.04	$0.03	$0.08
Net income per share – diluted	$0.01	$0.04	$0.03	$0.08

Weighted-average shares – basic	22,867	22,630	22,866	22,628
Weighted-average shares - diluted	23,029	22,837	22,958	22,769

Aware, Inc. Reports Second Quarter 2015 Financial Results	Page 4

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Cash and investments	$45,369	$45,413
Accounts receivable, net	4,821	3,619
Property and equipment, net	5,140	5,289
Deferred tax assets	926	972
All other assets, net	1,520	600

Total assets	$57,776	$55,893

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$3,921	$3,430
Long-term deferred revenue	183	74
Total stockholders’ equity	53,672	52,389

Total liabilities and stockholders’ equity	$57,776	$55,893

###

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com